EXHIBIT 99.1
News Release

FOR ADDITIONAL INFORMATION:
Media Relations	Investor Relations
Jim Vitak	David Neuberger
(614) 790-3715	(859) 815-4454
jevitak@ashland.com	daneuberger@ashland.com

FOR IMMEDIATE RELEASE:
March 31, 2011

Ashland Inc. completes sale of
Distribution business to Nexeo Solutions, LLC

COVINGTON, Ky. – Ashland Inc. (NYSE:ASH) today announced that it has closed the sale of its global distribution business, known as Ashland Distribution, to Nexeo Solutions, LLC, an affiliate of TPG Capital, for a purchase price of approximately $979 million in cash, including an adjustment for estimated closing net working capital, plus the assumption of certain specified liabilities. The purchase price is subject to post-closing adjustment for the difference between estimated and actual closing net working capital. With approximately 2,000 employees, the business generated revenues of $3.4 billion in fiscal year 2010.
Commenting on the transaction, Chairman and Chief Executive Officer James J. O’Brien said, “This transaction signifies our sharpened focus as a high-performing specialty chemicals company. It also is consistent with our overall goal to return maximum long-term value to our shareholders.”
Noting further opportunities, O’Brien added, “As we move forward, we are well-positioned to invest in and grow our business, and we intend to do so.”
Effective with the divestiture, approximately 42 percent of Ashland’s sales are now derived from outside North America, with nearly 20 percent originating in the high-growth regions of Latin America and Asia Pacific.
Bank of America Merrill Lynch acted as financial advisor to Ashland, and Cravath, Swaine & Moore LLP acted as primary legal counsel to Ashland. Citi, Barclays Capital, Deutsche Bank Securities Inc. and Morgan Stanley & Co., Incorporated acted as financial advisors to TPG Capital; and Vinson & Elkins LLP and Cleary Gottlieb Steen & Hamilton LLP acted as legal advisors to TPG.
In more than 100 countries, the people of Ashland Inc. (NYSE: ASH) provide the specialty chemicals, technologies and insights to help customers create new and improved products for today and sustainable solutions for tomorrow. Our chemistry is at work every day in a wide variety of markets and applications, including architectural coatings, automotive, construction, energy, personal care, pharmaceutical, tissue and towel, and water treatment. Visit www.ashland.com to see the innovations we offer through our four commercial units – Ashland Aqualon Functional Ingredients, Ashland Hercules Water Technologies, Ashland Performance Materials and Ashland Consumer Markets (Valvoline).

- 0 -

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based upon a number of assumptions, including those mentioned within this news release. Other risks and uncertainties include those that are described in filings made by Ashland with the Securities and Exchange Commission, including its most recent Forms 10-K and 10-Q, which are available on Ashland's website at http://investor.ashland.com or at www.sec.gov. Ashland believes its expectations are reasonable, but cannot assure they will be achieved. Forward-looking information may prove to be inaccurate, and actual results may differ significantly from those anticipated. Ashland is not obligated to subsequently update or revise the forward-looking statements made in this news release.